                                                                EXHIBIT 10.13(b)

10/30/00

                           GABITRIL PRODUCT AGREEMENT

      This Gabitril Product Agreement (this "Agreement") dated as of this 31st day of October, 2000 by and between Abbott Laboratories, an Illinois corporation ("Abbott") and Cephalon, Inc., a Delaware corporation ("Cephalon").

                                   WITNESSETH:

      WHEREAS, Abbott and Novo Industri A/S, a Danish corporation ("Novo") have entered into a License Agreement dated as of March 23, 1990, as amended by an Amendment dated December, 1999 (the "Novo License Agreement") pursuant to which Novo granted Abbott an exclusive license to make, have made, use and sell the pharmaceutical product N-(4, 4-di (3-methyl-2-thienyl) but-3-en-1-yl) nipecotic acid, which is marketed and sold in the United States as Gabitril(R);

      WHEREAS, Abbott and Cephalon have entered into a Marketing and Development Collaboration Agreement dated June 10, 1999 (the "Marketing and Development Agreement") pursuant to which Abbott granted Cephalon the right to collaborate with Abbott on the marketing and clinical development of Gabitril in the United States;

      WHEREAS, Abbott and Cephalon desire to enter into a new relationship whereby Cephalon will be granted by Abbott a sublicense under the Novo License Agreement and will assume sole and exclusive responsibility for the further development of Gabitril and for marketing, selling and distributing Gabitril in the United States;

      WHEREAS, Cephalon and Abbott shall enter into a Toll Manufacturing and Packaging Agreement of even date herewith under which Abbott shall manufacture and deliver Gabitril to Cephalon; and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      WHEREAS, upon the effectiveness of this Agreement, Abbott and Cephalon desire to terminate the Marketing and Development Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

      The following definitions will control the construction of each of the following terms wherever they appear in this Agreement.

      1.1 "Abbott Affiliate", "Cephalon Affiliate" or "Novo Affiliate" shall mean any company, joint venture, partnership or other business entity which controls, is controlled by, or is under common control with, Abbott, Cephalon or Novo, as the case may be. A business entity shall be deemed to control another business entity if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other business entity, whether through the ownership of voting securities, by contract or otherwise.

      1.2 "Abbott Improvement" shall mean any Improvement which was developed by Abbott and/or an Abbott Affiliate.

      1.3 "Abbott Technology" shall mean all of the following proprietary rights covering the Compound, its formulation, its delivery as a pharmaceutical compound, its uses in the Field, its methods of manufacture in the Territory, that are owned by or licensed (with a right to sublicense) to Abbott as of the date hereof or in the future: (i) Abbott Improvements; (ii) patent applications and patents, including without limitation, divisions, continuations, and continuations-in-part of such patent applications and renewals, extensions, re-examinations and reissues of such patents; and (iii) technical data, information, materials, trade secrets and other

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

know-how; provided, however, that Abbott Technology shall not include any proprietary rights that are included within the scope of Licensed Patent Rights and/or Technical Information and Know-How. Exhibit 1.3 sets forth a list of the existing patent and patent applications included within the Abbott Technology.

      1.4 "Cephalon Extended Release Improvement" shall mean any Improvement arising from the research activities of Cephalon relating to an extended release formulation of the Compound.

      1.5 "Composition Patent" shall mean United States Patent Number 5,010,090 as it relates to the Compound, which was issued on April 23, 1991 and, is currently scheduled to expire on April 23, 2008 and for which a patent term extension has been petitioned for to extend the expiration until September 30, 2011.

      1.6 "Compound" shall mean mean N-(4, 4-di(3-methyl-2-thienyl) but-3-en-l-yl) nipecotic acid, otherwise referred to as Tiagabine, and sold and marketed in the Territory under the Trademark Gabitril(R) and any other forms thereof, including, but not limited to, its salts, esters, amides, complexes, chelates, hydrates, isomers, crystalline and amorphous forms.

      1.7 "Dollar" or "$" shall mean lawful money of the United States in immediately available funds.

      1.8 "Effective Date" shall have the meaning given in Section 11.3.

      1.9 "Exclusive License" shall mean a license granted by Abbott, and "Exclusive Sublicense" shall mean a sublicense granted by Abbott under the Novo License Agreement whereby Cephalon's rights are sole and entire and operate to exclude all others, including Novo and Abbott, subject only to (i) Abbott or Novo being compelled by any governmental authority

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

to grant a compulsory license in the Territory and (ii) the rights reserved by Abbott pursuant to Section 2.2.

      1.10 "Execution Date" shall mean the date set forth in the introductory paragraph of this Agreement.

      1.11 "Field" shall mean all human pharmaceutical uses of the Compound as a therapeutically active ingredient with or without other therapeutically active ingredients.

      1.12 "HSR Act" shall have the meaning given in Section 5.1(c).

      1.13 "Improvement" shall an "Improvement" as defined in the 1999 Amendment to the Novo License Agreement.

      1.14 "IND" shall mean investigational new drug application number 36,579 (epilepsy) and number 60,917 (neuropathic pain).

      1.15 "Licensed Product" shall mean any bulk or drug formulation containing the Compound in the Field.

      1.16 "Licensed Patent Rights" shall mean rights to the patent applications and patents covering the Compound, its formulations, its delivery as a pharmaceutical compound, its uses in the Field, its methods of manufacture in the Territory which are licensed to Abbott under the Novo License Agreement including, without limitation, divisions, continuations, and continuations-in-part of such patent applications and renewals, extensions, or reissues of such patents; provided, however, Licensed Patent Rights shall exclude any Novo Improvements unless and until Cephalon exercises its option under Section 2.3. Exhibit 1.16 sets forth a list of the existing Licensed Patent Rights.

      1.17 "Net Sales" shall mean as to sales in the Territory:

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      (a) in the case of a Licensed Product which is not a Combination Product (as hereinafter defined), the gross invoice price of such Licensed Product actually billed in the Territory by Cephalon, a Cephalon Affiliate or a Cephalon sublicensee to independent third party customers less: (i) any direct or indirect credits and allowances or adjustments granted to customers including, without limitation, credits and allowances on account of price adjustments or on account of rejection or return of Licensed Products previously sold; (ii) any trade and cash discounts, rebates and distributor fees; (iii) any sales, excise, turnover or similar taxes and any duties and other governmental charges imposed upon the production, importation, use or sale of the Licensed Product; and (iv) applicable transportation, insurance and handling charges.

      (b) in the case of a Licensed Product which contains preventive or therapeutic active ingredients other than the Compound (a "Combination Product"), the lesser of: (i) the Net Sales of such Licensed Product, or (ii) whichever of the following applies: (x) the product of Cephalon's (or its Affiliate's or sublicensee's, as the case may be) per gram wholesale selling price in the Territory of the Compound as sold alone in the presentation containing the most nearly comparable amount (by weight) of Compound as is contained in such Combination Product times the number of grams of Compound contained in such Combination Product; or (y) in the event that none of Cephalon, its Affiliate or sublicensee sells a Licensed Product containing only the Compound as a preventive or therapeutic active ingredient, the Net Sales of such Combination Product determined in accordance with Subsection (a), above, multiplied by a fraction, the numerator of which is the

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            cost of the Compound contained therein, and the denominator of which is the sum of the numerator and the cost of all other preventive or therapeutic active ingredients contained therein, with cost in each case to be determined in accordance with Cephalon's (or its Affiliate's or sublicensee's, as the case may be) standard accounting procedures.

      1.18 "1999 Amendment" shall mean the December, 1999 Amendment to the Novo License Agreement".

      1.19 "NDA" shall mean new drug application 20-646 for the Licensed Product and any supplements thereto.

      1.20 "Novo Improvement" shall mean an Improvement which was developed by Novo and/or a Novo Affiliate.

      1.21 "Novo Improvement Royalties" shall have the meaning given in Section 2.3.

      1.22 "Novo License Agreement" shall have the meaning given in the first WHEREAS clause of this Agreement.

      1.23 "Novo Royalties" shall have the meaning given in Section 3.4.

      1.24 "Royalty" and "Royalties" shall collectively refer to the Novo Royalties and the Novo Improvement Royalties.

      1.25 "Technical Information and Know-How" shall mean any and all technical data, information, materials and other know-how concerning the Compound or its manufacture, which is either owned by Abbott or licensed to Abbott by Novo under the Novo License Agreement and which:

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      (a) includes, without limitation, all chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product dosage forms and product formulations and specifications;

      (b) relates to processes and techniques for the manufacture of drug formulations or drug delivery systems including, without limitation, preparation, recovery and purification processes and techniques, control assays and specifications; or

      (c)   relates to metabolic precursors and prodrugs of the Compound;

provided, however, that Technical Information shall exclude any Novo Improvements unless and until Cephalon exercises its option under Section 2.3.

      1.26 "Territory" shall mean the United States of America (including Puerto Rico and the territories and possessions of the U.S.A.).

      1.27 "Trademark" shall mean "Gabitril(R)" which has been registered as a trademark by Abbott under U.S. Reg. No. 2,155,299 and any other trademarks solely and specifically used in connection with the Licensed Product in the Territory.

      1.28 "Transfer Date" shall mean such date after the Effective Date on which Abbott shall transfer responsibility for the sales and distribution of the Licensed Product to Cephalon pursuant to Section 4.1 of this Agreement. If the Effective Date occurs on or prior to December 22, 2000, the Transfer Date shall be December 23, 2000. If the Effective Date occurs after December 23, 2000, the Transfer Date shall be the Effective Date.

      1.29 "Transferred Assets" shall have the meaning given in Section 2.6.

      1.30 "Transition Period" shall have the meaning given in Section 4.4.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      1.31 "Valid Claim" shall mean any patent claim of an unexpired patent included within the Licensed Patent Rights which has not been determined to be invalid or unenforceable by the unappealed or unappealable final decision of a court or other authority of competent jurisdiction.

                                   ARTICLE II

                         GRANT OF SUBLICENSE AND OPTION

      2.1 Abbott hereby grants to Cephalon, and Cephalon hereby accepts from Abbott, an Exclusive Sublicense, under the Licensed Patent Rights and Technical Information and Know-How and an Exclusive License under the Abbott Technology, to make, have made, use and sell Licensed Products throughout the Territory. Such Exclusive Sublicense and Exclusive License includes the right to grant sublicenses to Cephalon Affiliates or, subject to Section 2.5, to third parties. Cephalon agrees that it and its Affiliates or sublicensees will not sell any Licensed Products outside of the Territory.

      2.2 Abbott hereby retains from the Exclusive Sublicense granted to Cephalon under Section 2.1, the right to manufacture the Compound and Licensed Product solely for the purpose of supplying Affiliates or sublicenses of Abbott with the Compound and Licensed Product for sale, distribution and use outside the Territory.

      2.3 Abbott hereby grants to Cephalon an option to exclusively sublicense from Abbott any and all Novo Improvements. If Abbott becomes aware of the existence of any Novo Improvement, Abbott shall notify Cephalon. Cephalon may exercise its option, at any time after receipt of such notice, upon providing written notice to Abbott. If Cephalon elects to exercise its option to the Novo Improvements, Cephalon shall be responsible for the additional royalties payable to Novo pursuant to Section 2.02(b) of the 1999 Amendment. Such royalties are hereinafter referred to as the "Novo Improvement Royalties". If Abbott is paying the Novo

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Royalties to Novo, Cephalon shall account for and pay the Novo Improvement Royalties to Abbott, and Abbott shall pay such Novo Improvement Royalties to Novo. If Cephalon is paying the Novo Royalties to Novo, it shall also account and pay for the Novo Improvement Royalties directly to Novo.

      2.4 Cephalon is obligated under the terms of the Novo License Agreement to provide Novo (and its Affiliates) with royalty free access to any and all Cephalon's Extended Release Improvements outside the Territory in connection with the use, offer to sell, sale, import, co-promotion, and/or co-marketing of Compound-containing products. In the event that Novo sublicenses to third parties any Cephalon Extended Release Formulations, Novo shall owe certain financial obligations to Cephalon as specified in Section 2.02(c) of the 1999 Amendment. Other than as expressly stated above, Cephalon is under no contractual obligation to license any other Improvements to Novo and its Affiliates.

      2.5 Cephalon shall not have the right to grant sublicenses to any non-affiliated third parties without the prior written consent of Abbott (which consent will not be unreasonably withheld) and the prior written approval of Novo. In the event that Abbott consents to any proposed sublicense, Abbott shall reasonably cooperate with Cephalon to obtain approval of any such sublicense from Novo.

      2.6 Subject to the terms and conditions of this Agreement, upon the Effective Date, Abbott shall sell, convey, assign, transfer and deliver to Cephalon, and Cephalon shall purchase, acquire and accept from Abbott all of the following assets (the "Transferred Assets"):

            (a) NDA number 20-646 for the Licensed Product and investigational new drug applications, number 36,579 (epilepsy) and number 60,917 (neuropathic pain) and all regulatory information relating to the Licensed Product and any correspondence with

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      the U.S. Food and Drug Administration (the "FDA") or other government agencies to the Licensed Product, including relating to the promotion of the Licensed Product;

            (b) Abbott's inventory of promotional materials and sales aids including internal Abbott sales training documents, presentations and slides;

            (c) all customer lists, sales data, marketing plans, and historical and current reimbursement and pricing information;

            (d) the U.S. registration for the trademark GABITRIL and any other trademark registrations solely and specifically used in connection with the Licensed Product in the Territory;

            (e) all databases containing clinical data relating to the Licensed Product and all documentation from ongoing clinical trials and clinical investigator information;

            (f) all clinical supplies and matching placebo;

            (g) all USAN correspondence or other agreements relating to the generic product name of the Licensed Product;

            (h) the database of standard medical affairs letters relating to the Licensed Product;

            (i) any copyrights used in the Territory on package inserts, promotional materials and other materials associated with the Licensed Product in the Territory;

            (j) the gabitril.com domain name in the Territory and any other domain names solely and specifically used in connection with the Licensed Product in the Territory;

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (k) copies of all correspondence, filings, and notices of action sent to or received from the U.S. Patent and Trademark Office concerning the Transferred Assets, the Licensed Patent Rights and the Abbott Technology; and

            (l) all other documentation and information related to the manufacturing, marketing, sales, distribution and development of the Licensed Product in the Territory.

The foregoing assets shall be strictly limited to Gabitril and shall not contain any information or data relating to any of Abbott's other products, including Depakote(R). Cephalon shall discontinue the distribution or use of any promotional material, sales aids or other document containing Abbott's name or logo within six (6) months of the Effective Date.

      2.7 Except as specifically provided herein, Cephalon shall not assume, nor take subject to, and shall not be liable for, any liabilities or obligations of any kind or nature, including without limitation relating to:

            (i) any contracts to which Abbott or any Abbott Affiliate is a party;

            (ii) any former, current or prospective employees of Abbott;

            (iii) any obligations of Abbott to any Abbott Affiliate; and

            (iv) Abbott's continued marketing, distribution and sale of the Licensed Product outside the Territory.

      2.8 As of the Effective Date, Abbott shall assign, and Cephalon shall accept assignment of, and assume full liability and responsibility for all future development work related to the Licensed Product (such as Phase IV studies, new formulations and new indications) and the following clinical studies (with such clinical studies being hereinafter referred to as the "Clinical Studies"):

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (a) Phase IV Use/Comparator study (ECLIPSE), including an agreement dated January 28, 2000 with Ingenix Pharmaceutical Services; and

            (b) Phase II study for Neuropathic Pain.

In consideration of Abbott's commitment to fund portions of the costs and expenses associated with the conduct of the Clinical Studies, Abbott shall reimburse Cephalon for one-half of the costs and expenses incurred by Cephalon on the Clinical Studies during 2001; provided, however, in no event shall Abbott's share of such costs and expenses exceed [**]. Cephalon shall invoice Abbott for its share of such costs and expenses, and Abbott shall pay such invoice within thirty (30) days.

                                   ARTICLE III

                           PAYMENTS AND NOVO ROYALTIES

      3.1 For and in consideration of the rights granted to Cephalon under this Agreement, Cephalon shall make the following payments to Abbott on the dates specified:

            (i) [**] on the Effective date;

            (ii) [**] on the first anniversary of the Effective Date;

            (iii) [**] on the second anniversary of the Effective Date;

            (iv) [**] on the third anniversary of the Effective Date; and

            (v) [**] on the fourth anniversary of the Effective Date.

      3.2 For and in consideration of the rights granted under this Agreement, Cephalon, if applicable, shall make the following contingent payments to Abbott:

            (i) At such time during the first calendar year, beginning with 2001, that Cephalon has Net Sales of Licensed Product in the amount of [**] in the Territory, Cephalon shall pay [**] to Abbott; and

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (ii) In the event that the Composition Patent is extended from its current expiration date of April 23, 2008, whether through an extension under 35 U.S.C. 155 or otherwise for a period of [**], Cephalon shall pay [**] to Abbott; provided, however, that if the Composition Patent is extended for a period of [**] then the [**] payment shall be paid to Abbott on a prorated basis by multiplying [**] by a fraction, the numerator of which shall be the number of days that the Composition Patent is extended beyond its current expiration date and the denominator of which shall be [**].

      3.3 Cephalon shall notify Abbott within five (5) business days after it first achieves [**] of Net Sales of Licensed Products in the Territory during any calendar year beginning with 2001 and shall make the payment required by clause (i) above on the date of such notice. Abbott shall notify Cephalon in the event that the expiration date of the Composition Patent is extended and Cephalon shall make the payment required by clause (ii) above within seven (7) business days of such notice.

      3.4 For and in consideration of the rights and licenses granted to Cephalon hereunder, Cephalon shall pay or cause to be paid a royalty equal to [**] of the Net Sales in the Territory of all Licensed Products sold by Cephalon, Cephalon Affiliates, or Cephalon sublicensees, the manufacture, use or sale of which would, but for the sublicense granted herein, infringe one or more Valid Claims of an unexpired patent included in the Licensed Patent Rights in the Territory. Such royalty being hereinafter referred to as the "Novo Royalties". Cephalon shall pay the Novo Royalties to Abbott, and Abbott shall be responsible for paying the Novo Royalties to Novo under the Novo License Agreement.

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      3.5 Cephalon, Cephalon Affiliates, and Cephalon sublicensees shall be entitled to a credit against the Novo Royalties in the amount and under the circumstances set forth in Sections 8.2 and 9.2.

                                  ARTICLE IV

                              TRANSFER OF PRODUCT
                              -------------------

      4.1 Subject to its covenant to conduct business relating to the Licensed Product in the ordinary course pursuant to the terms of Section 5.3 hereof, prior to the Transfer Date Abbott shall be responsible for all sales, marketing and distribution activities relating to the Licensed Product (including risk of loss), and all accruable expenses incurred and sales revenue earned prior to the Transfer Date shall be allocated to Abbott. On and after the Transfer Date, Cephalon shall be responsible for all sales, marketing and distribution activities relating to the Licensed Product (including risk of loss), and all accruable expenses incurred and sales revenue earned on or after the Transfer Date shall be allocated to Cephalon. Notwithstanding the above, Abbott also shall be entitled to sell and distribute that quantity of Licensed Product necessary to satisfy only those purchase orders for Licensed Product received electronically or in writing by Abbott prior to the Transfer Date; with respect to any purchase orders received by Abbott on or after the Transfer Date, Abbott shall refer those customers placing such orders to Cephalon. For purposes of clarification, except as otherwise provided herein, Cephalon shall assume all legal and financial responsibility for the Licensed Product in the Territory as of the Transfer Date, including billing, shipping, invoicing, customer and professional services, returns and rebates, and all other operational and financial activities related to the Licensed Product. In order to facilitate the assumption by Cephalon of all such activities as of the Transfer Date, and the proper resolution by Abbott of any matters related to sales occurring prior to the Transfer Date,

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

the parties agree to promptly refer to the other party any and all misdirected inquiries, payments and requests received after said Transfer Date.

      4.2 Upon the Transfer Date, Cephalon shall mail the letter in a form reasonably agreed upon by the parties to all of the customers who have purchased the Licensed Product within the last twelve (12) months.

      4.3 Promptly after the Effective Date, Abbott shall disclose and furnish to Cephalon all Technical Information and Know-How and all Abbott Technology, which is or subsequently comes into Abbott's possession during the term of this Agreement. Upon disclosure, such Technical Information and Know-How shall automatically be included under the Exclusive Sublicense granted under this Agreement without payment of any additional consideration and such Abbott Technology shall automatically be included in the Exclusive License granted under this Agreement without payment of any additional consideration.

      4.4 Unless expressly provided otherwise by this Agreement, during the period beginning on the Execution Date and ending on the effective date of transfer of all applicable regulatory filings and approvals (including, without limitation the NDA and the IND's) in the Territory (the "Transition Period"), the parties will use their respective reasonable commercial efforts to facilitate the orderly transfer of the Licensed Product and the Transferred Assets in a manner that minimizes disruption in the marketing, promotion, sale, distribution and development of the Licensed Product in the Territory. In order to coordinate and facilitate these activities, the parties each will appoint three persons to comprise a transition team (the "Transition Team"), which members will be set forth on Exhibit 4.4 hereto. The parties shall cause their respective members of the Transition Team to make themselves available as reasonably necessary to complete all such matters.

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (a) Abbott shall grant Cephalon full access to documents, meetings and any other communications (both internal and with any third parties) regarding clinical trials, registration efforts, and marketing, sales and distribution activities, each with respect to the Licensed Product. Such assistance will include, for example, promptly supplying Cephalon with copies of marketing and sales records, reports, plans and other information that is related to the Licensed Product and that is in Abbott's possession or control. Abbott shall deliver such information in electronic or hard copy versions, as Cephalon may reasonably request.

            (b) Immediately following the Effective Date, the parties shall file with the FDA the information required pursuant to 21 C.F.R. ss.314.72 for the transfer of the NDA and the INDs for the Licensed Product from Abbott to Cephalon. Abbott shall file the information required of a former owner, and Cephalon shall file the information required of a new owner. Abbott may retain an archival copy of such NDA and INDs, including information required to be kept under applicable regulations.

            (c) On or before the Effective Date, the parties will agree upon procedures to ensure a smooth transition from Abbott to Cephalon of the activities required to be undertaken by the holder of the NDA for the Licensed Product, including, without limitation, adverse experience reporting, quarterly and annual FDA reports, complaint and sample tracking, Licensed Product recalls and communication with health care professionals and customers. Notwithstanding the above, Abbott agrees to prepare and file all quarterly and annual FDA reports due to the FDA on or before December 31, 2000.

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (d) During the Transition Period, Abbott shall give Cephalon reasonable prior written notice and the right to attend any meeting between Abbott and the FDA relating to the Licensed Product and provide Cephalon with a true and complete copy of each communication that will be made during the Transition Period between Abbott and the FDA that relates to the Licensed Product, and the right to review and participate in any response to any such communication. Abbott and Cephalon shall promptly provide the other with notes from any meetings or discussions with the FDA related to the Licensed Product at which the other is not present. If, for any reason, the FDA does not approve the transfer of the NDA and/or IND's to Cephalon, then Abbott will continue to maintain the NDA and IND's consistent with the terms of this Section 4.4. Upon transfer of the NDA for the Licensed Product to Cephalon, Cephalon shall assume all responsibility for communication with the FDA that relates to the Licensed Product.

            (e) Following the end of the Transition Period, Abbott will continue to provide to Cephalon (i) such information in its possession as may be reasonably requested by Cephalon necessary to maintain regulatory approval to market and sell the Licensed Product in Territory; and (ii) all material written customer complaints, adverse reaction information or notifications, and medical inquiries with respect to the use of the Licensed Product that may come to its attention.

      4.5 Abbott shall account for, report and pay the Medicaid rebate required under the Social Security Act which is due and owing with respect to all Licensed Product sold under Abbott's NDC number. Up through [**], Abbott shall bear the cost of such Medicaid rebates; provided, however, that if after the Transfer Date Cephalon pricing practices increase the size of such rebates above the base level of fifteen point one percent (15.1%) (i.e., because of a best

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

price or CPI adjustment), Cephalon shall be responsible for the amount of any such increase above the base level of 15.1%. Abbott represents and warrants that as of the Transfer Date, the rebates on Gabitril do not exceed the base level of 15.1%. After [**], Cephalon shall bear the full cost of such Medicaid rebates. Within twenty (20) days after the end of each calendar quarter in which Cephalon sells Licensed Product under Abbott's NDC number, Cephalon shall provide to Abbott such pricing information (e.g., AMP, best price, price increases, etc.) as is necessary for Abbott to calculate and report the Medicaid rebates to the Health Care Financing Administration. If all or any portion of the Medicaid rebates are to be paid by Cephalon, Abbott shall provide Cephalon with a copy of such report (limited to that portion dealing with the Licensed Product, but broken out by NDC Code, State, units used, rebate requested, rebate paid, units paid, number of scripts and the reimbursement amount (the amount paid by the State to pharmacies for the Licensed Product) and invoice Cephalon for the amounts due from Cephalon. Cephalon shall pay such invoice in full within thirty
(30) days. Cephalon shall be fully and solely responsible for any and all Medicaid rebates payable with respect to all Licensed Product sold after the Transfer Date under Cephalon's NDC number.

      4.6 Under the Veterans Health Care of 1992, Abbott is required to sell Licensed Product at no more than the Federal Ceiling Price ("FCP") for each dosage strength of Licensed Product. The FCP for Licensed Product during 2000 is set forth in Exhibit 4.6, and for 2001 it is still being negotiated. The FCP for Licensed Product in 2001 will be no lower than required by law. The Department of Veterans Affairs has taken the position that such FCP's will be binding on Cephalon through December 31, 2001. Cephalon covenants that it shall honor such FCP's for all sales of Licensed Products to those government entities whose purchase are controlled by the Veterans Health Care Act of 1992.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      4.7 Novo has also licensed the Compound in Europe to Sanofi Synthelabo S.A. ("Sanofi"). Abbott and Sanofi have entered into an Adverse Event Reporting Agreement for Tiagabine dated December 14, 1999. From and after the end of the Transition Period, Cephalon hereby agrees to fulfill Abbott's obligation under the Adverse Event Reporting Agreement with respect to the Territory.

      4.8 Abbott and its Affiliates and Cephalon and its Affiliates will maintain complete and accurate books and records in sufficient detail to enable verification of the sales revenue allocated to each party under this Agreement. Upon reasonable prior notice, each party (or its independent public accountants) shall have access to the relevant books and records of the other party to conduct a review or audit thereof. Such access shall be available during normal business hours for a period of two (2) years after the Effective Date.

                                   ARTICLE V

                        WARRANTIES AND REPRESENTATIONS
                        ------------------------------

      5.1 Cephalon hereby represents and warrants to Abbott, as of the date hereof, the following:

            (a) Cephalon is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

            (b) Cephalon has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Cephalon and the consummation by Cephalon of the transactions contemplated hereby have been duly authorized by all

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      necessary corporate action on Cephalon's behalf. This Agreement constitutes legal, valid and binding obligations of Cephalon enforceable against Cephalon in accordance with the terms hereof and thereof;

            (c) subject to compliance with Hart-Scott-Rodino Antitrust Improvement Act (the "HSR Act"), the execution, delivery and performance by Cephalon of this Agreement and Cephalon's compliance with the terms and provisions hereof and thereof will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of Cephalon's Articles of Incorporation or By-laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cephalon, its properties or assets; and

            (d) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required (other than the transfer of the NDA and IND filings on file with the FDA) in connection with the valid execution, delivery or performance of this Agreement by Cephalon or the consummation by Cephalon of the transactions contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration or termination of any waiting periods thereunder. Upon its execution and delivery, and assuming the valid execution thereof by Abbott, this Agreement will constitute valid and binding obligations of Cephalon enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in
      Article XXV hereof may be legally unenforceable.

      5.2 Abbott hereby represents and warrants to Cephalon, as of the date hereof, the following:

            (a) Abbott is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

            (b) Subject to obtaining the approval of the Abbott Board of Directors, Abbott has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Abbott and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all necessary corporate action on Abbott's behalf. This Agreement constitutes legal, valid and binding obligations of Abbott, enforceable against Abbott in accordance with the terms hereof and thereof;

            (c) subject to (i) obtaining the approval of the Abbott Board of Directors; (ii) compliance with the HSR Act; and (iii) receipt of approval of this Agreement by Novo required pursuant to the Novo License Agreement, the execution, delivery and performance by Abbott of this Agreement and Abbott's compliance with the terms and provisions hereof and thereof will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination,

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of its Articles of Incorporation or By-laws, or any mortgage, indenture lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Abbott or Abbott's properties or assets;

            (d) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority (other than the transfer of the NDA and IND filings on file with the FDA) is required in connection with the valid execution, delivery or performance of this Agreement by Abbott or the consummation by Abbott of the transactions contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act and the expiration or termination of any waiting periods thereunder. Subject to obtaining the approval of the Abbott Board of Directors, upon its execution and delivery, and assuming the valid execution thereof by Cephalon, this Agreement will constitute valid and binding obligations of Abbott, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in Article XXV hereof may be legally unenforceable;

           (e)(i) to Abbott's knowledge and information, there are no patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                  Licensed Product in the Territory in accordance with the terms of this Agreement.

            (ii) Abbott is not aware of sales of any products containing the Compound that would constitute an infringement by a third party of the Licensed Patent Rights in the Territory;

            (iii) to Abbott's knowledge, the Composition Patent and the
                  Trademark registration are valid in the Territory;

            (iv) Abbott is aware of no pending interference or opposition proceeding or litigation or any communication which threatens an interference or opposition proceeding or litigation before any patent and trademark office, court, or any other governmental entity or court in the Territory in regard to the Licensed Patent Rights; and

            (v) there are no suits, claims or proceedings pending against Abbott or any Abbott Affiliates in any court or by or before any governmental body including the FDA or agency with respect to the Licensed Product or the Licensed Patent Right or the Trademark or Abbott's exclusive license to the Licensed Patent Rights in the Territory, and to the best of Abbott's knowledge, no such actions, suits or claims have been threatened against it in the Territory.

            (f) Abbott has provided to Cephalon a complete and accurate copy of the Novo License Agreement and the Novo License Agreement is in full force and effect, and Abbott is not aware of any facts or circumstances that could give rise to its termination.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (g) Since July 1, 2000, Abbott has conducted its sales, marketing and promotional activities in accordance with the ordinary course of business with respect to the Licensed Product.

            (h) To the best of Abbott's knowledge, Abbott (i) is in compliance with, and has not received any notices of violations under, any law, regulation and order applicable to the manufacture and sale of the Licensed Product in the Territory, and (ii) has all licenses, permits, consents, authorizations and approvals necessary for the manufacture and sale of the Licensed Product in the Territory except in each case, as would not individually or in the aggregate, have a material adverse effect on this Agreement, the transactions contemplated hereby, or the future sale of the Licensed Products by Cephalon. Abbott has no knowledge of any action, pending or threatened, to cancel, modify or fail to renew any such license, permits, consents, authorizations and approvals as a result of the transactions contemplated by this Agreement or otherwise.

            (i) Abbott has good and marketable title to all of the assets, the title to which is being transferred to Cephalon under this Agreement. There are no mortgages, liens, pledges, charges or encumbrances which could, individually or in the aggregate, impair the utility, value or marketability of the assets transferred hereunder.

            (j) Prior to the Effective Date, Abbott shall deliver to Cephalon
      Exhibit 5.2(j) which shall set forth, to the best of Abbott's knowledge, a list relating to the Licensed Product in the Territory of all recalls; all warning letters, all Form 483 reports; and all notices of adverse findings or other correspondence suggesting a violation of the laws or the rules and regulations of the FDA or any similar governmental authority. Abbott has made available or, prior to the Effective Date will make available, to Cephalon, the

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      integrated summary of efficacy from the original NDA submission for the Licensed Product, the integrated summary of safety from the original NDA submission for the Licensed Product and the final comprehensive safety update prior to approval of the NDA, and all periodic postmarketing ADE reports since approval of the NDA. Aside from any claims, complaints, regulatory letters, warning letters, adverse drug experiences, Licensed Product failures, recalls or regulatory actions disclosed to Cephalon or to be disclosed above, Abbott is not aware of any other pending or threatened claims, complaints, regulatory letters, warning letters, adverse drug experiences, Licensed Product failures, recalls or regulatory actions with respect to the use, manufacture, advertising, promotion, sale or distribution of the Licensed Product; except in each case, as would not individually or in the aggregate, have a material adverse effect on this Agreement, the transactions contemplated hereby, or the future sale of the Licensed Products.

            (k) No representations or warranty of Abbott stated herein knowingly contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein in light of the circumstances in which it is made, not misleading. Abbott has not failed to disclose any material information relating to the Licensed Product or to provide or disclose any material documents which if disclosed or provided, would be deemed material to this Agreement or the transactions contemplated herein.

      5.3 Abbott covenants that it shall use all reasonable commercial efforts to:

            (a) obtain Novo's approval to enter into and perform this Agreement. Such approval shall be in the form of Exhibit 5.3(a);

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (b) maintain the Novo License Agreement in full force and effect and fulfill all of its obligations under the Novo License Agreement, including, but not limited to, any royalty, or other monetary obligations set forth therein, except for any obligations which Cephalon or its Affiliates assumes hereunder as an Abbott sublicensee;

            (c) within seven (7) business days after the execution of this Agreement, prepare and file with the Federal Trade Commission and the Department of Justice a Hart-Scott-Rodino Premerger Notification and shall seek to obtain the expiration or early termination of the waiting period under the HSR Act;

            (d) market, sell and promote the Licensed Product in accordance with its ordinary course of business, maintain its same policies and practices in supplying wholesalers and other customers with Licensed Product, maintain its current level of promotional activity with respect to Licensed Product, and not offer any special rebates, discounts, terms, deals, incentives, or wholesaler buying opportunities; and

            (e) not mortgage, pledge, subject to any lien, claim, license or charge or otherwise encumber any of the Transferred Assets or in any way create or consent to the creation of any title condition adversely affecting the Transferred Assets.

      5.4 Cephalon covenants that it shall use all reasonable commercial efforts to:

            (i) abide, and cause its Affiliates and sublicensees to abide, by all of the applicable terms and conditions of the Novo License Agreement which apply to it in its capacity as a sublicensee under the Novo License Agreement; and

            (ii) process all communications with Novo through an Abbott representative to be identified by Abbott after the Effective Date; and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

            (iii) within seven (7) business days after the execution of this
                  Agreement, prepare and file with the Federal Trade Commission and the Department of Justice a Hart-Scott-Rodino Premerger Notification and shall seek to obtain expiration or early termination of the waiting period under the HSR Act.

      5.5 Cephalon hereby covenants and agrees that to the extent that there is a conflict between this Agreement and the Novo License Agreement, the terms and provisions of the Novo License Agreement shall control. Cephalon shall use reasonable commercial efforts to market, promote, sell and develop the Licensed Product in the Territory.

      5.6 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, INCLUDING FITNESS FOR INTENDED PURPOSE OR MERCHANTABILITY, WHETHER EXPRESSED OR IMPLIED.

                                   ARTICLE VI

                       REPORTS; RECORDKEEPING; AND PAYMENT

      6.1 Within [**] after the close of each calendar quarter of each calendar year during the term of this Agreement (including the last day of any such calendar quarter following the expiration date of this Agreement) Cephalon shall report to Abbott, on behalf of itself and any Cephalon Affiliates or Cephalon sublicensees selling Licensed Products, all Royalties actually accruing under this Agreement during such calendar quarter. Such quarterly reports shall indicate for such calendar quarter all sales of Licensed Products sold by Cephalon, the Cephalon Affiliates, and Cephalon sublicensees with respect to which Royalties are due, the Net Sales, and

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

the amount of such Royalties. In case no Royalties are due for any such period, Cephalon shall so report.

      6.2 For a period of [**] following any Royalties reporting period hereunder, Cephalon shall keep, and shall cause Cephalon Affiliates and Cephalon sublicensees selling Licensed Products to keep, accurate records in sufficient detail to enable the Royalties due under this Agreement to be determined. Upon the request of Novo or Abbott, Cephalon, Cephalon Affiliates or Cephalon sublicensees selling Licensed Products shall permit an independent certified public accountant selected by Novo or Abbott (except one to whom there shall be some reasonable objection by Cephalon, the Cephalon Affiliate or Cephalon sublicensee in question) to have access, not more than [**] in each calendar year during regular business hours and upon reasonable notice to Cephalon, the Cephalon Affiliate or Cephalon sublicensee, to such of the records of Cephalon, the Cephalon Affiliate or Cephalon sublicensee as may be necessary to verify the accuracy of the reports made during the previous calendar year, but said accountant shall not disclose to Novo or Abbott any information except that which should properly have been contained in such reports to enable the determination of Royalties due hereunder.

      6.3 Royalties shown to have accrued by each of the quarterly reports provided for under this Article VI shall be due and payable on the date such report is due.

      6.4 Royalties due on sales by Cephalon, Cephalon Affiliates or other Cephalon sublicenses to third party customers in the United States of America shall be calculated and paid in United States Dollars. Cephalon may deduct or withhold from such payments and pay to the proper authority all taxes or fees required by applicable law or regulations to be deducted or withheld with respect to such payments (which shall be deducted from the Royalty payment otherwise due hereunder); provided, however, that in regard to any such deduction or

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

withholding, Cephalon shall give Novo and Abbott such assistance as may be reasonably be necessary to enable Novo and Abbott, as the case may be, to claim exemption therefrom and shall upon Novo's or Abbott's request give proper evidence from time to time as to the payment of such tax, and proof of payment shall be secured by Cephalon and sent to Abbott and/or Novo as evidence of such payment.

      6.5 The obligation to pay Royalties under this Agreement is to be imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims of Licensed Patent Rights covering the same unit.

      6.6 Nothing contained in this Agreement shall be construed to require Cephalon to pay any Royalties under this Agreement with respect to the sale of the Licensed Products by Cephalon, a Cephalon Affiliate or any other Cephalon sublicensees in the Territory after the expiration of the last-to-expire patent included in the Licensed Patent Rights in the Territory.

      6.7 There shall be no obligation to pay any Royalties under this Agreement on sales of Licensed Products between Cephalon and a Cephalon Affiliate or any Cephalon sublicensee, but in such instances, the obligation to pay Royalties shall arise upon the sale by Cephalon, such Cephalon Affiliate or Cephalon sublicensee to an independent third party customer.

      6.8 It is understood and agreed that the payment of any Royalties under this Agreement may be made on behalf of Cephalon by any Cephalon Affiliate or Cephalon sublicensee.

      6.9 The obligation to pay any Royalties under this Agreement shall be deemed to accrue when the relevant Licensed Products are shipped or billed, whichever event shall first occur.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   ARTICLE VII

                                    PATENTS
                                    -------

      Under the Novo License Agreement, Novo is responsible for:

      (a) paying all expenses, including attorneys' fees, incurred in connection with the filing, prosecution, recording and maintenance of and the petitioning for extensions for any and all patent applications or patents under the Licensed Patent Rights in Novo's name in the Territory;

      (b) filing and prosecuting all such patent applications and maintain and file for extensions for all such patents;

      (c) advising Abbott within 45 days of filing when new patent applications falling within the Licensed Patent Rights have been filed, and within 45 days of issuance when pending patent applications have issued as patents, and upon receiving any such notice from Novo, regarding the Territory, Abbott shall forward a copy to Cephalon; and

      (d) providing copies of all correspondence, filings, and notices of action sent to or received from the U.S. Patent and Trademark Office concerning the Licensed Patent Rights within 45 days of sending or receipt, as applicable. Upon receiving any such materials from Novo regarding the Territory, Abbott shall forward a copy to Cephalon. Cephalon agrees that it will provide all reasonable non-monetary cooperation to Novo in connection with the prosecution of patent applications, the enforcement of issued patents, and petitioning for extensions for patents included in the Licensed Patent Rights within the Territory.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  ARTICLE VIII

           INFRINGEMENT OF RIGHTS OF THIRD PARTIES; INDEMNIFICATION
           ---------------------------------------------------------

      8.1 In the event that a third party asserts any patent infringement, misappropriation of trade secret, breach of confidentiality relationship or any other action based on or in relation to Cephalon's, a Cephalon Affiliate's or a Cephalon sublicensee's manufacture, use or sale of any Licensed Product in the Territory, Novo is obligated, pursuant to the terms of the Novo License Agreement, at Novo's sole expense, to defend, indemnify and hold Cephalon or such Cephalon Affiliate or Cephalon sublicensee harmless against all such claims. In no event shall Abbott be liable to or have any obligation to defend Cephalon regarding any such claims.

      8.2 In the event that, in its sole discretion, Cephalon, such Cephalon Affiliate or Cephalon sublicensee pays a royalty to such third party in order to continue the marketing of the Licensed Product, Novo has agreed in the Novo License Agreement that Cephalon shall be entitled to credit against the Novo Royalties in the amount that such royalties are actually paid to such a third party.

                                   ARTICLE IX

                    INFRINGEMENT OF LICENSED PATENT RIGHTS
                    --------------------------------------

      9.1 Cephalon shall notify Abbott and Novo promptly in writing of any infringement of issued patents under Licensed Patent Rights which becomes known to Cephalon, a Cephalon Affiliate or Cephalon sublicensee.

      9.2 If, after [**] from the date of a notice from Cephalon to Novo under
Section 9.1, the infringement of Licensed Patent Rights specified in Cephalon's notice has not been eliminated, Cephalon's obligation to pay the Novo Royalties shall be suspended until such time as the infringement has in fact been terminated and Novo notifies Abbott or Cephalon in writing of the termination of such infringement, whereupon such obligation, if otherwise in effect hereunder,

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

shall resume with respect to sales made after receipt of such notice. If Novo sends such notice to Abbott, Abbott shall immediately forward a copy to Cephalon.

      9.3 If Novo elects not to initiate an infringement suit, Abbott shall permit Cephalon to bring such suit on its own behalf and at its own expense. In such event and at the written request of Cephalon, Abbott shall cooperate with Cephalon in conducting the suit and shall use reasonable commercial efforts to seek the cooperation of Novo in regard to such suit. Abbott shall be reimbursed by Cephalon for any out-of-pocket expenses incurred by Abbott at the request of Cephalon. Any recovery received as a result of such suit shall be shared as follows: [**] to Novo (as required by the Novo License Agreement) and [**] to Cephalon.

                                    ARTICLE X

                             LIABILITIES AND COSTS
                             ---------------------

      10.1 Abbott shall be fully responsible and be liable for all obligations, commitments, and liabilities, including any product liability, arising out of or relating to any acts, omissions, events, occurrences, circumstances, conditions or transactions relating to Abbott's business activities related to the Licensed Product prior to or on the Transfer Date, regardless of when such claims are asserted; provided, however, nothing in the foregoing is intended to change, modify or release Cephalon from any liability, covenant, or obligation, including the obligation to indemnify Abbott pursuant to the terms of the Marketing and Development Agreement.

      10.2 Cephalon shall be fully responsible and be liable for all obligations, commitments and liabilities, including any product liability, arising out of or relating to any acts, omissions, events, occurrences, circumstances, conditions, or transactions relating to Cephalon's business activities related to the Licensed Product after the Transfer Date, regardless of when such claims are asserted; provided, however, that nothing in the foregoing is intended to change, modify or

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

release Abbott from any liability, covenant or obligation, including its duty to indemnify Cephalon, pursuant to the terms of this Agreement and the Marketing and Development Agreement.

      10.3 Each party hereto shall be responsible for any cost and expenses incurred by such party with respect to the negotiation, preparation and execution of this Agreement including fees and expenses of such party's counsel, accountants, investment bankers, brokers, finders and other experts.

      10.4 All applicable excise, sales, use, transfer, gains, documentary, filing, recordation, stamp ,or other similar taxes attributable to this sublicense or the transfer of any rights or assets pursuant to this Agreement shall be paid by Cephalon.

      10.5 Any fees required by the filing of the Pre-Notification Form under the HSR Act shall be shared equally by the parties. Cephalon shall pay the full amount of such fees with its filing and invoice Abbott for one half of the amount of such fee. Abbott shall pay such invoice within ten (10) business days.

                                   ARTICLE XI

                            EFFECTIVE DATE AND TERM
                            -----------------------

      11.1 This Agreement will become effective on the Effective Date pursuant to Section 11.3, and will remain in effect until and expire in the Territory upon the later of (i) the date of expiration of Cephalon's Royalties obligation under this Agreement and (ii) final payment of the amounts due pursuant to
Section 3.1 or 3.2. Upon such expiration, Cephalon shall automatically acquire a fully-paid and perpetual sublicense with respect to the Licensed Products under the Licensed Patent Rights and Technical Information and Know-How in the Territory and a

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confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

fully-paid and perpetual license with respect to the Licensed Products under the Abbott Technology in the Territory.

      11.2 Conditions to Effectiveness

      (a) The following shall be conditions precedent to the effectiveness of this Agreement and the obligations of the parties:

            (i) All filings under the HSR Act shall have been made by the parties and any required waiting period under such law shall have expired or been earlier terminated;

            (ii) Novo shall have provided its approval to the sublicense contemplated by this Agreement in the form set forth in
                  Exhibit 5.3(a) hereof; and

            (iii) all representations and warranties by the parties hereunder shall be true and correct as of the Effective Date (or waived by the party to whom the representation and warranty was given).

      (b) The non-fulfillment of any of the conditions described in Section 11.2(a) shall not result in any liability to any party unless such non-fulfillment is a result of a breech of this Agreement by such party.

      (c)   If the Effective Date has not occurred within one hundred eighty
            (180) days from the execution date hereof (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) or such later date as the parties may agree, either party may terminate this Agreement by written notice to the other party.

      11.3 As soon as practicable after the parties have determined that all conditions precedent to the effectiveness of this Agreement have been satisfied, they shall each provide

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

notice to the other of such satisfaction, and shall agree promptly thereafter on the date on which the closing of this transaction shall occur, which date shall be not less than two (2) nor more than five (5) business days after the date of notice of closing. On the date of said closing (the "Effective Date"), Cephalon shall make the initial payment established in Section 3.1(i), and Abbott shall deliver to Cephalon the following documents: (i) a fully executed copy of the consent of Novo to the sublicense granted to Cephalon hereunder; (ii) an executed bill of sale or other written evidence of assignment, conveyance or transfer of title to all Transferred Assets; and (iii) an executed form of letter from Abbott to the FDA concerning the transfer of the NDA and the INDs.

                                   ARTICLE XII

                                  TERMINATION
                                  -----------

      12.1 Failure by Cephalon or Abbott to comply with any of the obligations and conditions contained in this Agreement shall entitle the other party to give notice to the party in default requiring the defaulting party to make good such default. If such default is not made good within 90 days after the receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

      12.2 In the event that this Agreement is terminated by Abbott due to Cephalon's default in making the payments set forth in Sections 3.1(i) or (ii) or Section 3.2(i), Cephalon agrees to return to Abbott good and marketable title to all of the assets transferred to Cephalon pursuant to this Agreement, including all of the assets listed in Section 2.6.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  ARTICLE XIII

             RIGHTS AND OBLIGATIONS UPON AND FOLLOWING TERMINATION
             -----------------------------------------------------

      Except as where otherwise specifically provided herein, termination of this Agreement, by expiration or otherwise shall be without prejudice to any other remedies which either party may then have hereunder.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   ARTICLE XIV

                                 FORCE MAJEURE
                                 -------------

      The parties hereto shall not be liable in any manner for failure or delay in fulfillment of all or part of this Agreement, directly or indirectly owing to acts of God, governmental orders or restrictions, war, war-like conditions, revolution, riot, looting, strike, lockout, fire, flood or other causes or circumstances beyond the parties' control.

                                   ARTICLE XV

                                  ASSIGNMENT
                                  ----------

      This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent may not be unreasonably withheld. Any assignment of this Agreement by Cephalon shall also require the consent of Novo. It is expressly understood and agreed, however, that any permitted assignor of any rights hereunder shall remain bound by the obligations hereof.

                                   ARTICLE XVI

                            CONTRACT WITH CEPHALON
                            ----------------------

      Upon written request by Cephalon, Abbott shall request Novo to contract directly with Cephalon, a Cephalon Affiliate or Cephalon sublicensee for any purpose deemed necessary by Cephalon to preserve its and such person's rights and licenses under this Agreement or to enable Abbott to perform its obligations under this Agreement. Such purposes may include, without limitation, to establish the deductibility of royalty payments as expenses for income tax purposes, or to protect the status of Cephalon or a Cephalon Affiliate or Cephalon sublicensee as a user of property rights granted pursuant to his Agreement. The terms and conditions of any such contract

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

shall be substantially the same as those contained herein and shall conform to the requirements of local law and regulations.

                                  ARTICLE XVII

                                 CONFIDENTIALITY
                                 ---------------

      17.1 During the term of this Agreement and for a period of [**] thereafter, each party agrees that all information obtained or developed as a result of this Agreement or received in writing from the other party or Novo shall be maintained as confidential ("Confidential Information") and that any party receiving such Confidential Information from the other party or Novo or developing such Confidential Information hereunder shall not, without the prior written approval of the other party and/or Novo, as the case may be, disclose to any third party or use, except as provided under this Agreement, any such Confidential Information; provided, however, that the foregoing restrictions on use and disclosure shall not apply to any such information which is not deemed Confidential Information under the Novo License Agreement.

      17.2 All confidentiality or other provisions which by their terms are to be performed or complied with subsequent to the expiration or other termination of this Agreement, shall survive such expiration or other termination.

                                  ARTICLE XVIII

                                  MANUFACTURING
                                  -------------

      At the Effective Date, Abbott and Cephalon shall enter into a Toll Manufacturing and Packaging Agreement in the form attached as Exhibit 18.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   ARTICLE XIX

                                   TRANSFER
                                   --------

      At such time as the payments required by Sections 3.1 and 3.2 have been made in full, the parties shall both use reasonable commercial efforts to negotiate and execute a direct license agreement between Cephalon and Novo for the Territory. If unsuccessful, Abbott shall authorize Cephalon to directly account for and pay the Novo Royalties and any Novo Improvement Royalty directly to Novo. In the event that the Novo License Agreement terminates for any reason other than its expiration or due to a default by Cephalon of any of its obligations under this Agreement, Abbott shall use all reasonable efforts and diligence to facilitate the execution of a direct license between Novo and Cephalon.

                                   ARTICLE XX

                        ENTIRE AGREEMENT AND AMENDMENT
                        ------------------------------

      This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the matters contained herein. In case one or more amendments, modifications or alterations of this Agreement become necessary, the parties shall negotiate in good faith on such amendments, modifications or alterations. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto.

                                   ARTICLE XXI

                                    NOTICES
                                    -------

      Any notice required to be given pursuant to this Agreement shall be made by telex or certified air mail, return receipt requested, and shall be deemed given on the fifth day after having been so deposited, postage prepaid, in the mails of the country of dispatch and addressed as follows:

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      If to Novo:

            Novo Industri A/S
            Novo Alle
            DK-2880 Bagsvaerd, Denmark
            Attention: Vice President Pharmaceuticals,
              Research and Development

      With a copy to:

            Legal Department

      If to Abbott:

            Abbott Laboratories
            100 Abbott Park Road
            Abbott Park, IL 60064-6049
            Attention:  Vice President, Pharmaceutical Products

      With a copy to:

            Office of General Counsel

      If to Cephalon:

            Cephalon, Inc.
            145 Brandywine Parkway
            West Chester, PA 19380
            Attention:  Sr. Vice President and General Counsel

                                  ARTICLE XXII

                                 SEVERABILITY
                                 ------------

      In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  ARTICLE XXIII

                         GOVERNING LAW; INTERPRETATION
                         -----------------------------

      This Agreement shall be deemed to be a contract made under and construed in accordance with the laws of the Kingdom of Denmark, without regard to principles of conflict of laws.

                                  ARTICLE XXIV

                                  ARBITRATION
                                  -----------

      All disputes arising in connection with this License Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the Rules, all proceedings to be conducted in Chicago, Illinois in the English language.

                                   ARTICLE XXV

                                INDEMNIFICATION
                                ---------------

      25.1 Cephalon shall indemnify and hold Novo and Abbott harmless from and against all claims, lawsuits, demands, causes of action, judgments, losses, damages, expenses, including reasonable attorney's fees, and from all liability and damages of whatsoever nature, kind, or description arising out of (i) the manufacture, use, or sale of Licensed Products by Cephalon, any Cephalon Affiliate, or any Cephalon sublicensee after the Transfer Date regardless of when such claim is asserted unless such liability results from a breach of Abbott's representations and warranties set forth in this Agreement or Abbott was responsible for such liability under the Marketing and Development Agreement; (ii) any inaccuracy of any representation or warranty on the part of Cephalon; or (iii) any liabilities or expenses for which Cephalon is responsible pursuant to Article X.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

      25.2 Abbott shall indemnify and hold Cephalon and Novo harmless, from and against all claims, lawsuits, demands, expenses, including reasonable attorneys' fees and from all liability and damages of whatsoever nature, kind or description arising out of (i) the manufacture, use or sale of Licensed Products by Abbott, any Abbott Affiliate or any Abbott sublicensee on or prior to the Transfer Date regardless of when such claims are asserted, unless Cephalon was responsible for such liability under the Marketing and Development Agreement and
(ii) any inaccuracy of any representation or warranty on the part of Abbott; or
(iii) any liabilities or expenses for which Abbott is responsible pursuant to
Article X.

                                  ARTICLE XXVI

                               NON SOLICITATION
                               ----------------

For a period of [**] after the Effective Date, neither party shall target or recruit the other party's employees without the other party's prior written consent. The parties agree that this provision shall not apply to situations where a party's employee is hired by the other party as a result of such employee responding to an advertisement to the general public that was placed by the hiring party.

                                  ARTICLE XXVII

              TERMINATION OF MARKETING AND DEVELOPMENT AGREEMENT
              --------------------------------------------------

      Upon the Transfer Date, the Marketing and Development Agreement shall be terminated between the parties. Termination of the Marketing and Development Agreement shall not relieve the parties thereto of any liability which accrued thereunder prior to the effective date of such termination. The only provisions of the Marketing and Development Agreement that shall survive its termination are Section 11.1, Article 13, Article 14, Section 18.7 and Section 18.9.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                 ARTICLE XXVIII

                                   PUBLICITY
                                   ---------

      28.1 Except as other wise provided herein, each party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both parties, neither party shall make any press release or other public announcement of or otherwise disclose to any third party this Agreement or any of its provisions (i) except disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement and, in the case of Abbott disclosure to Novo, provided that such officers, employees, accountants, attorneys, advisers, agents and licensors are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto; and (ii) except for disclosures as may be required by law, in which case the disclosing party shall provide the nondisclosing party with prompt advance notice of such disclosure so that the nondisclosing party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any disclosure to the Securities and Exchange Commission, the disclosing party shall use reasonable efforts to obtain confidential treatment for such disclosure.

      28.2 Promptly following the execution of this Agreement, the parties shall issue a press release in the form presented in Exhibit 28.2.

                                  ARTICLE XXIX

                                  ASSURANCES
                                  ----------

      After the Effective Date, Abbott shall perform, or cause to be performed, all such other actions and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such assignments, transfers, consents and other documents prepared by Cephalon or

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

its counsel as Cephalon may reasonably request to vest in Cephalon, and protect Cephalon's right, title and interest in, and enjoyment of the Transferred Assets. Cephalon shall similarly perform, or cause to be performed, all such other actions, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered such other documents as Abbott or its counsel may reasonably request to perfect and protect Abbott's rights under this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

                                        CEPHALON, INC.

                                        By /s/ Frank Baldino, Jr.
                                           ------------------------------------

                                        Title Chairman and Chief
                                              Executive Officer
                                              ---------------------------------

                                        Date October 31, 2000
                                             ----------------------------------


                                        ABBOTT LABORATORIES

                                        By /s/ Arthur J. Higgins, Jr.
                                           ------------------------------------

                                        Title Senior Vice President
                                              Pharmaceutical Operations
                                              ---------------------------------

                                        Date October 31, 2000
                                             ----------------------------------

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT 1.3

                         PATENT AND PATENT APPLICATIONS
                         ------------------------------

                        INCLUDED WITHIN ABBOTT TECHNOLOGY

U.S. Serial No. 235,540
"Extended Release Tiagabine Formulations with reduced side effects"
Pending
Filed: January 22, 1999 (priority application: 60/072,130 filed January 22,
1998)

NOTE: Abbott is preparing a patent application to be filed in 1 - 2 weeks; recommend updating list after we receive serial number and filing date.

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  EXHIBIT 1.16

                             LICENSED PATENT RIGHTS
                             ----------------------

U.S. Patent No. 5,010,090
"N-(butenyl substituted) azaheterocyclic carboxylic acids"
Issued:  April 23, 1991
Expires:  April 23, 2008
Extended Expiration (pending):  September 30, 2011

U.S. Patent No. 5,354,760
"Crystalline Tiagabine monohydrate, its preparation and use"
Issued:  October 11, 1994
Expires:  March 24, 2012

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT 4.4

                                 TRANSITION TEAM
                                 ---------------

                                     ABBOTT

                        A. Hamlett        Manufacturing
                        M. Burke          Marketing
                        J. Steck          Regulatory

                                    CEPHALON

                        L. Brooks         Marketing
                        W. Niebler        Clinical
                        R. Urban          Manufacturing

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT 4.6

                           2000 FEDERAL CEILING PRICES
                           ---------------------------

                  2 mg        100 count bottle        $69.52
                  4 mg.       100 count bottle        $60.39
                  12 mg.      100 count bottle        $74.08
                  16 mg.      100 count bottle        $108.35

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                 EXHIBIT 5.2(j)

                             LIST OF CERTAIN ACTIONS
                             -----------------------

                      To be provided by the Effective Date

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                 EXHIBIT 5.3 (a)

                                NOVO CONSENT FORM

                                    ATTACHED
                                    --------

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   EXHIBIT 18

                          TOLL MANUFACTURING AGREEMENT
                          ----------------------------

                                    ATTACHED

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  EXHIBIT 28.2

                                  PRESS RELEASE
                                  -------------

                                    ATTACHED

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.